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                                                                   EXHIBIT 10.50




                              POLICY ADMINISTRATION
                               SERVICES AGREEMENT


     This Policy Administration Services Agreement ("Agreement") is effective as of the 1st day of October, 1997 ("Effective Date"), by and between INSpire Insurance Solutions, Inc., a Texas corporation with principal offices at 300 Burnett, Fort Worth, Texas 76102 ("INSpire"), and The Millers Mutual Fire Insurance Company and The Millers Casualty Insurance Company, having their principal place of business at 300 Burnett Street, Fort Worth, Texas 76102 (collectively, the "Customer").

     Whereas, Customer is desirous of INSpire providing Policy Administration Services for which Customer is otherwise responsible in providing insurance to its customers, as set forth in this Agreement;

     Whereas, INSpire wishes to provide such Services for Customer; and

     Whereas, the parties hereto wish to reduce their Agreement to writing; and

     Whereas, Customer is comprised of The Millers Mutual Fire Insurance Company and The Millers Casualty Insurance Company.

     Now, therefore, for and in consideration of the premises set forth below and other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, Customer and INSpire hereby agree as follows:


                               ARTICLE 1. SERVICES

     The "Services" to be performed by INSpire are set forth in Exhibit I to this Agreement. INSpire shall not be involved in the production of business on behalf of Customer other than as set forth in Exhibit I.

                                 ARTICLE 2. TERM

     2.1 The term of this Agreement shall commence on the Effective Date and shall have a "Minimum Term" of 24 full calendar months unless terminated earlier pursuant to the provisions of this Agreement. The Agreement shall automatically be renewed and extended after the conclusion of the Minimum Term for an additional term or terms of 12 months unless terminated pursuant to the provisions of Article 8.

     2.2 The "Implementation Period" shall begin on the Effective Date of this Agreement and shall end on the date INSpire notifies Customer that INSpire is capable of receiving all future applications on behalf of Customer. During the



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     Implementation Period, INSpire shall prepare an analysis of the lines of business included within the terms of this Agreement. Customer shall assist INSpire during such "Implementation Period" with the gathering of appropriate data information, background, and other facts as needed by INSpire to enable INSpire to perform the Services enumerated in Exhibit I of this Agreement.

                          ARTICLE 3. DUTIES OF INSPIRE

3.1 The Implementation Period will be used to assemble the staff, arrange for furniture and fixtures, and prepare for the start of business. All procedures required to conduct business as well as the requisite staff training will occur during this period.

3.2 INSpire shall, as it shall determine in its discretion, dedicate the appropriate human, equipment and computer resources to provide and, during the term of this Agreement, will provide Customer with the Services enumerated in Exhibit I of this Agreement for the Lines of Business and States specified in Exhibit I.

3.3 INSpire shall designate an employee to act as liaison with Customer to facilitate the provision of the Services.

3.4 INSpire shall maintain the confidentiality of data or information which is the property of Customer and which is directly accessible to INSpire in the implementation and performance of the Services.

3.5 INSpire shall maintain complete, accurate and orderly files, records and accounts of all transactions in accordance with generally accepted insurance and accounting practices. INSpire shall be responsible for the timely remittance of all premiums due Customer.

3.6 INSpire shall maintain permanent copies of all policies and applications and correspondence related to the policies. INSpire shall not destroy these permanent copies without the written permission of the Customer for a period of at least five (5) years from the termination date of the applicable policies, or the period specified by the applicable state statute regulating preservation of records, whichever is longer. INSpire may, at its discretion, use magnetic, optical, and other types of technology to store such data.

3.7 INSpire acknowledges and agrees that Customer, being at risk and having ultimate responsibility for the policies to be administered by INSpire, shall at all times have ultimate discretion with respect to all matters pertaining to the policies.




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                          ARTICLE 4. DUTIES OF CUSTOMER

4.1 Customer shall provide the data necessary, in a timely manner and in a format acceptable to INSpire, for INSpire to perform the Services defined in Exhibit I of this Agreement. Customer acknowledges that delays in delivery of required information will result in a similar delay in fulfilling Services.

4.2 Customer acknowledges that INSpire assumes no risk or responsibility for Customer's claims administration, claim payments or recovery pursuant to this Agreement.

4.3 Customer will provide INSpire with the policy jackets and the information and specifications necessary to perform the Services defined in Exhibit I of this Agreement, including but not limited to Customer's banking institution account information, corporate and subsidiary logos (if applicable), style and specifications of printed documents such as insurance policies, and all other information and specifications necessary to perform the Services.

4.4 Customer shall appoint a Project Manager with sufficient authority within Customer's organization to facilitate Customer's role as INSpire performs the Services enumerated in Exhibit I of this Agreement.

4.5 Customer will be responsible for and make available to INSpire any software products, systems and/or licenses to INSpire, necessary to perform the services enumerated in Exhibit I.

                           ARTICLE 5. AUDIT PROVISIONS

INSpire shall maintain records of amounts billable to and payments made on behalf of Customer. In addition, INSpire shall maintain records of the data utilized to perform the Services defined in Exhibit I of the Agreement until five years following the termination date of the applicable policies, or the period specified by the applicable state statute, unless such records are earlier returned to Customer. INSpire agrees to provide reasonable supporting documentation concerning any disputed invoice amount to Customer within 15 days after Customer provides written notification of the dispute to INSpire. Customer and an auditor selected by Customer shall have access to all such records upon mutually agreed upon prior notice for the purposes of audit and verification during normal business hours during the full term of this Agreement and during the respective periods in which INSpire is required to maintain such records. INSpire shall provide access to its books, records and bank accounts to the insurance departments of all applicable jurisdictions in a form usable by the departments.

                          ARTICLE 6. PRICE AND PAYMENT

6.1  Customer agrees to pay Service Rates as specified in Exhibit II hereto.




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6.2  The Service Rates in Exhibit II hereto may be changed effective as of each anniversary of the Effective Date during the existence of this Agreement by the percentage increase in the United States Consumer Price Index for all Urban Users (CPI-U) published by the United States Bureau of Labor Statistics, for the immediately preceding calendar year. In the event a vendor supplying any service or product to INSpire required for INSpire to provide the Services to Customer increases its rates charged to INSpire, INSpire may increase the contracted rates set forth herein to include such increased costs.

6.3 The Service Rates may increase by mutual agreement, if changes in the Services mutually agreed to in writing substantially alter the servicing personnel, equipment, or result in the servicing being done on a different system.

6.4 When Customer requests INSpire personnel to travel to any location for the purpose of performing policy administration work under this Agreement, the Customer will, in addition to the charges specified for Services, pay INSpire for all reasonable travel, lodging and out-of-pocket expenses.

6.5 Customer agrees to pay all tariffs and taxes that are now or may become applicable to the Services rendered hereunder as measured by payments made by Customer to INSpire under this Agreement, or as required to be collected by INSpire or paid by INSpire to tax authorities based on this Agreement. This provision includes but is not limited to sales, use, or any other form of tax based on Services performed but does not include taxes based upon the net income of INSpire.

6.6 Service fees for Services will be due and payable 15 days after the close of the calendar month for which the Services are provided.

6.7 Customer agrees that INSpire will have the right to renegotiate the Service Fees in the event of statutory, regulatory, or judicial changes that require additional activities not contemplated at the inception of this Agreement.

             ARTICLE 7. LICENSE, TRADE SECRET AND PROPRIETARY RIGHTS

7.1 Although INSpire from time to time may use its own proprietary computer software products in the performance of the Services enumerated in Exhibit I of this Agreement, this Agreement does not grant a license, or any other interest to Customer for the use of any software products.

7.2 This Agreement grants to Customer no right to possess or reproduce, or any other interest in, the computer software programs performing all or any part of the Services or their specifications in any tangible or intangible medium. Customer may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license or



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     sublicense the computer software programs performing all or any part of the
     Services, nor allow any person, firm, or corporation to transmit, copy or reproduce the computer software programs performing all or any part of the Services or their specifications in whole or in part. In the event Customer shall come into possession of the computer software programs performing all or any part of the Services, Customer shall immediately notify INSpire and return the computer software programs performing the Services and all copies of any kind thereof to INSpire upon INSpire's request.

7.3 Customer promises and agrees not to disclose or otherwise make computer software programs performing all or any part of the Services available to any person other than employees of Customer required to have such knowledge for normal use of them. Customer agrees to obligate each such employee to a level of care sufficient to protect the computer software programs performing all or any part of the Services from unauthorized disclosure.

7.4 INSpire warrants and represents that it owns, or is licensed with respect to, all software it will employ in the performance of this Agreement. In the event this Agreement is terminated, INSpire will grant a license upon terms and conditions to be set forth in a Licensing Agreement to Customer to use the software which INSpire employs in the performance of this Agreement to the extent INSpire is not otherwise prohibited from doing so by contract or by operation of law. INSpire shall use its best efforts to deliver the software, as well as all necessary manuals, to the Customer immediately upon delivery of data to the Customer.

7.5 THE OBLIGATION OF CUSTOMER UNDER THIS ARTICLE SHALL CONTINUE AFTER THIS AGREEMENT IS TERMINATED.

                             ARTICLE 8. TERMINATION

8.1 Either party may terminate this Agreement without cause at the expiration of the Minimum Term set forth in section 2. 1, provided the other party receives at least six (6) months prior written notice of termination. Termination without cause during any renewal term would also require six months notice prior to the terminations of the renewal term.

8.2 Either party may terminate this Agreement upon breach by the other party of any one or more of the terms and conditions of this Agreement or the related Exhibits, provided that the party in breach is notified in writing by the other party of the breach and the breach is not cured or a satisfactory resolution agreed upon in writing within thirty (30) days of such written notification, or if such breach is non-monetary and is of such a nature that it cannot reasonably be cured within such notice period, if the breaching party has not within such time commenced to cure same and does not diligently continue to and actually cure same within



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     a reasonable period thereafter. The obligations of INSpire referred to in this Section 8.2 shall include, but shall not be limited to:

     (a)  the obligation to deposit, report and remit premiums;

     (b)  the obligation to remit return premiums to insureds when due;

     (c) the obligation to process all policies, endorsements, and notices of cancellation or non-renewal, pursuant to Customer's underwriting guidelines or other instructions;

     (d) the obligation to observe and comply with applicable laws, regulations, rules and rates affecting the transaction of business hereunder; and

     (e)  the obligation to provide the Services set forth in Exhibit I.

8.3 In the event either party makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy or petitions for reorganization or arrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against either party and remains undismissed for a period of thirty (30) days, or if a receiver or trustee is appointed for all or any part of the property and assets of either party, the other party may terminate the Agreement immediately.

8.4  Rights Upon Termination. Upon expiration or termination of this Agreement:

     (a) The obligations of the Customer and INSpire to the date of termination shall be discharged promptly;

     (b) INSpire shall promptly return to the Customer any policies, forms or other supplies imprinted with the Customer's name, regardless of who incurred the cost for same.

     (c) INSpire shall promptly provide the Customer, without charge, with a tape back-up of all data files (the "Data").

                 ARTICLE 9. LIMITATION OF LIABILITY AND REMEDIES

9.1 If data is processed in error due to an error or defects in the Services provided by INSpire, then upon INSpire receiving notice of such error or defect, INSpire shall reprocess such data without charge to Customer.

9.2 INSpire shall indemnify, protect, defend and hold Customer, its officers, directors, shareholders and employees harmless from and against any and all losses, damages, liabilities, fines, settlements, penalties and judgments (including reasonable costs and attorney's fees) (herein "Damages") arising out of or



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     resulting from the negligent, willful or intentional acts of INSpire performed in connection with this Agreement or arising from a breach of this Agreement by INSpire. Customer shall indemnify, protect, defend and hold INSpire, its officers, directors, shareholders and employees harmless from and against any and all Damages arising out of or resulting from the negligent, willful or intentional acts of Customer performed in connection with this Agreement or arising from a breach of this Agreement by Customer. This indemnity shall survive the earlier expiration or termination of this Agreement.

9.3 INSpire's liability to Customer for Damages arising from errors and defects in performing the Services (whether the damage is based in tort or contract, law or equity) is limited to an amount not to exceed the usual and customary charges paid to INSpire under this Agreement in any one month of this Agreement plus costs and attorney's fees as provided in Section
     10.11. With respect to breach of this Agreement which does not result in or constitute a termination or repudiation of this Agreement, Customer's liability to INSpire for Damages is limited to an amount not to exceed the usual and customary charges paid to INSpire under this Agreement in any one month of this Agreement plus costs and attorney's fees as provided in
     Section 10.11.

9.4 Customer's remedies and INSpire's liability for breaches of this Agreement and errors or defects in the delivery of Services are limited to the remedies and liabilities set forth in section 8.2, 9.1, 9.2 and 9.3 of this Agreement. INSpire's remedies and Customer's liability for breaches of this Agreement are limited to the remedies and liabilities set forth in section 8.2, 9.2 and 9.3 of this Agreement.

                               ARTICLE 10. GENERAL

10.1 The parties shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of Services resulting, directly or indirectly, from acts of God, civil or military authority, labor disputes, shortages of suitable parts, materials, labor or transportation or any similar cause beyond the reasonable control of the parties.

10.2 All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be either delivered in person or sent by certified mail, return receipt requested, to the address set forth herein or to such other address as the parties may from time to time designate in writing for such purposes. Notices shall be deemed to have been given at the time when personally delivered or, if mailed in a certified post-paid envelope, upon the fifth day after the date such notice shall be postmarked. All notices to INSpire shall be addressed to the attention of the Chief Financial Officer.

10.3 The parties covenant and promise not to disclose the terms and conditions of this Agreement to any third party unless expressly agreed to by the parties.



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       Notwithstanding the foregoing, the parties agree that disclosure may be made to any auditors or regulators on a need to know basis only, without prior consent.

10.4 This Agreement and any Exhibits made a part hereto: (a) constitute the entire Agreement between the parties and supersede and merge any and all prior discussions, representations, negotiations, correspondence, writings and other agreements and together state the entire understanding and Agreement between INSpire and Customer with respect to the Services described; (b) may be amended or modified only in a written instrument agreed to and signed by INSpire and Customer; and, (c) shall be deemed to have been entered into and executed in the State of Texas and shall be construed, performed and enforced in all respects in accordance with the laws of that state. For purposes of venue, this Agreement is performable in Tarrant County, Texas.

10.5 Neither party hereto shall be deemed to have waived any rights or remedies accruing to it hereunder unless such waiver is in writing and signed by such party. No delay or omission by either party hereto in exercising any right shall operate as a waiver of said right on any future occasion. All rights and remedies hereunder shall be cumulative and may be exercised singularly or concurrently.

10.6 The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

10.7 Wherever the singular of any term is used herein it shall be deemed to include the plural wherever the plural thereof may be applicable.

10.8 The parties shall not assign this Agreement or any of its rights hereunder without the prior written consent of the other party which consent shall not be unreasonably withhold unless the proposed assignment is to a competitor of the other party.

10.9 If any provision of this Agreement or any Exhibit hereto or the application thereof to any party or circumstances shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and every other provision of this Agreement shall be valid and enforceable, to the fullest extent permitted by law.

10.10 In the event of any action between Customer and INSpire seeking enforcement of any of the terms and conditions of this Agreement, the prevailing party in such action shall be awarded its reasonable costs and expenses, including its court costs and reasonable attorney's fees.

10.11 The parties hereto are independent contractors of one another, and they should not in any instance be construed as partners or joint venturers.


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INSPIRE AND CUSTOMER CERTIFY BY THEIR UNDERSIGNED AUTHORIZED AGENTS THAT THEY
HAVE READ THIS AGREEMENT, INCLUDING ALL EXHIBITS HERETO, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

EXECUTED to be effective the 1st day of October, 1997 (The "Effective Date").


INSpire Insurance Solutions, Inc.     The Millers Mutual Fire Insurance Company


BY:                                   BY:
   ------------------------------        ------------------------------
Name:                                 Name:
     ----------------------------          ----------------------------
Title:                                Title:
      ---------------------------           ---------------------------
Date:                                 Date:
     ----------------------------          ----------------------------

                                      The Millers Casualty Insurance Company


                                      BY:
                                         ------------------------------
                                      Name:
                                           ----------------------------
                                      Title:
                                            ---------------------------
                                      Date:
                                           ----------------------------




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                                    EXHIBIT I

                                     TO THE

                    POLICY ADMINISTRATION SERVICES AGREEMENT

                                 BY AND BETWEEN

                           INSPIRE INSURANCE SOLUTIONS

                                       AND

                             MILLERS INSURANCE GROUP


A. SERVICES

During the term of this Agreement INSpire shall provide the Policy Administration Services defined below for the Lines of Business (Section B of this Exhibit I) for the States specified (Section C of this Exhibit I) written by or through Customer. INSpire will, in accordance with guidance and direction provided by the Customer provide all Policy Administration Services and general management of these Services described herein for the subject business as follows:

1. INSpire will issue the Customer's policies, process renewals, cancellations, and reinstatements. INSpire will use such non-renewal or cancellation notices as may be required by Policy wording or regulatory authority.

2.     Invoices will be processed for additional premiums and renewal bills.

3.     Refunds will be processed for return premiums.

4. Inquiries from agents, insureds, and other relevant third parties (mortgagees, lienholders, etc.) will be handled on behalf of the Customer.

5. The necessary services to insure personnel assigned to support the Customer are provided with the necessary space, furniture, fixtures, electrical power, computer connections, telephones, and other required assets to support the services.

6.     The mailing of all necessary policy documents to relevant parties.

7. Customer billing will be supported through direct bill. Direct premiums will be submitted through lockbox technology.




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8.     Accounting services of receiving and distributing premiums, maintaining trust accounts, accounts and paying agent commissions, in accordance with the Customer's obligations including but not limited to:

       a. Premium Bank Account. Promptly upon receipt thereof, INSpire shall deposit all premiums and other funds collected for business written under this Agreement into a deposit-only bank account to be established and controlled by the Customer (the "Premium Bank Account"). Until such deposit is made, INSpire shall hold all premium and return premium in a segregated account and shall be deemed to have a fiduciary responsibility to the Customer to turn over such funds to Customer.

       b. Operating Account. After Customer has established and funded a separate bank account which INSpire may draw upon to pay return premium due policyholders (hereinafter called the "Operating Account"), INSpire shall reconcile all disbursements from the Operating Account each month by type and amount of disbursement (e.g., return premium, commissions due Agents) and furnish a copy to the Customer.

       c. Reports. All reports and reconciliations to be provided to the Customer under this Agreement (whether in hard copy or maintained on computers) shall be forwarded within seven (7) business days after the end of each month.

9. INSpire will provide reports reasonably requested by Customer in the Customers ordinary course of business.

10. Commission Handling - The INSpire Servicing Office will calculate and pay commissions to the producer on Customer's behalf, or will invoice and receive the return of commission from the producer on return premium transactions; the INSpire servicing office will prepare a magnetic tape of commission data for Customer to prepare Federal 1099 tax statements for commission paid to producers.

11. Additional reports or modifications to agreed upon reports will be charged to the Customer on a time and materials basis utilizing the appropriate mix of service personnel required to perform the modifications or produce new reports. Rates for such personnel are listed in exhibit II.

B.     AUTHORIZED LINES OF BUSINESS:

       Personal Lines:
       Automobile, Dwelling Fire, Homeowners, Inland Marine, Non-Standard Auto, Umbrella.

C.     AUTHORIZED STATES:

       Alabama, Idaho, Louisiana, New Mexico, Oregon and Texas and such other jurisdictions as the parties may from time to time agree upon.



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D.     LOCATION OF PROVISION OF SERVICES:

       INSpire shall provide the Services defined above at a INSpire service center designated by INSpire.



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                                   EXHIBIT II
                                  SERVICE RATES


CONSULTANTS                                 $125.00 per hour

PROGRAMMERS                                 $125.00 per hour

POLICY ADMINISTRATION SERVICES


         $6.68 per month, per in-force policy.

         Policy administration fees are subject to a minimum of $100,000 per month, during which services are provided.

SPECIAL FEES

         When requested and authorized by the Customer, processing system modifications will be charged to the Customer on a time and materials basis utilizing the appropriate mix of service personnel required to perform the modifications. Hourly rates for such personnel are listed above.

TRAVEL

         Customer will reimburse INSpire for all travel necessary for work performed under this agreement.





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